PINEBRIDGE MUTUAL FUNDS
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 30th day of November, 2011, to the Custody Agreement dated as of February 23, 2011, as amended August 16, 2011  (the "Custody Agreement"), is entered into by and between PINEBRIDGE MUTUAL FUNDS, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PINEBRIDGE MUTUAL FUNDS                                              U.S. BANK NATIONAL ASSOCIATION

By: /s/ Robin Thorn                                                                     By: /s/ Michael R. McVoy

Name: Robin Thorn                                                                      Name: Michael R. McVoy

Title: Global Head of Equities                                                     Title: Vice President

Amended Exhibit C

to the Custody Agreement

Separate Series of PineBridge Mutual Funds

Name of Series
PineBridge US Micro Cap Growth Fund
PineBridge US Small Cap Growth Fund
PineBridge US 25 Equity Fund
PineBridge Merger Arbitrage Fund